UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM 8-A/A
               FOR REGISTRATION OF CERTAIN CLASSES OF
               SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
               THE SECURITIES EXCHANGE ACT OF 1934


                Coastal Physician Group, Inc.
(Exact name of registrant as specified in its charter)


       Delaware                              56-1379244      (State
of incorporation or organization)     (IRS Employer
Identification No.)
2828 Croasdaile Drive, Durham, NC                     27705
(Address of principal executive offices)            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the
Act:

     Title of each class        Name of each Exchange on which
     to be so registered        each class is to be registered

Amendment to Preferred Share       New York Stock Exchange
Rights Plan

  If this Form relates to the registration of a class of
debt securities and is effective upon filing pursuant to
General Instruction A.(c)(1), please check the following box.
[   ]

  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the
Securities Act of 1933 pursuant to General Instruction
A.(c)(2), please check the following box.   [   ]

   Securities to be registered pursuant to Section 12(g) of the Act:

                             None
                       (Title of class)


Item 1.   Description of Securities To Be Registered

                          On January 20, 1995, the Board of
Directors of Coastal Physician   Group,  Inc.  (the  "Company")
authorized   and declared a dividend of one preferred share
purchase right (a "Right") for each outstanding share of Common Stock, par value $.01 per share (the "Common Shares")
of the  Company. The dividend  was  payable  on  February   20,
1995   to stockholders  of  record on February 3,  1995.   Each
right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating
Cumulative Preferred Stock, par value $.01 per share, of the
Company   at  a  purchase  price  of  $120.00,  subject   to
adjustment in certain circumstances. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") dated as of January 26, 1995 between the Company and First Union National Bank of North Carolina, as Rights Agent.

      Effective December 27, 1996, the Rights Agreement was amended (the "Amendment") to provide that the triggering event for the separation of the Rights from the Common Shares and the "Distribution Date" will, subject to certain exceptions set forth in the Rights Agreement, occur upon the
earlier  of  (i)  ten  business  days  following  a   public
announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Shares (the "Share Acquisition Date"), or (ii) ten business days (or such specified or unspecified date as may be determined by action of the Board of Directors of the Company) following the commencement or announcement of the intent to commence a tender offer or exchange offer for 20% or more of the outstanding Common Shares. The Amendment also modified the definition of Acquiring Person to provide that Acquiring Person does not include Dr. Steven M. Scott and certain related persons as defined in the Rights Agreement, as amended (the "Scott Group"), so long as the members of the Scott Group do not, individually or the aggregate, become the beneficial owners of more than 38.2% of the Common Shares. For purposes of determining the number of Common Shares beneficially owned by members of the Scott Group, the Amendment provides that any shares of which any member of the Scott Group obtains beneficial ownership upon the exercise of options granted to them on, prior or subsequent to January 26, 1995, pursuant to any stock option or employee benefit plan of the Company are included, but shares issued by the Company to any member of the Scott Group on or after December 27, 1996 in full or partial satisfaction of any obligation of the Company or any of its Subsidiaries to any member of the Scott Group are excluded.

      A copy of the Amendment is filed herewith as Exhibit 99.1.A. A copy of the Rights Agreement and the Amendment are available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are hereby incorporated by reference.



Item 2.   Exhibits
1.    Amendment to Rights Agreement  dated  as  of December
27,  1996    between  Coastal  Physician Group,  Inc. and First
Union NationalBank  of North Carolina.


                           SIGNATURE
Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  December 30, 1996           By: /s/ W. RANDALL DICKERSON
                                       W. Randall Dickerson
                                       Vice President,Corporate
Controller and Chief
                                        Accounting Officer


                       INDEX TO EXHIBITS


Exhibit
Number                        Exhibit

99.1.A              Amendment to Rights Agreement dated as
                    of December 27, 1996 between Coastal
                    Physician Group, Inc. and First Union
                    National Bank of North Carolina.